Exhibit 10(j)-1

Amendment to 2005 ESPP SERP

Re:  Eligibility, Benefits in 2006

WHEREAS, this Committee has the authority to amend the 2005 ESPP SERP and desires to do so with respect to eligibility and benefits for the 2006 calendar year;

NOW, THEREFORE, the 2005 ESPP SERP is hereby amended effective January 1, 2006 as follows:

1.                                       Article II (b) (Eligible Employee) is amended to add the following as eligible employees:

An officer of the rank of Senior Vice President or higher at Winthrop Resources Corporation who was eligible for the Winthrop Deferred Compensation Plan before it was discontinued effective January 1, 2005.

2.                                       Article II (Definitions) (g) (“Covered Compensation”) shall be amended to read as follows:

Covered Compensation.  “Covered Compensation” is any «Basic Compensation» as defined in the ESPP Plan including such Compensation in excess of the limit on Basic Compensation under IRC § 401(a)(17) earned by an Eligible Employee in any Plan Year, and also including any amounts which would have been Basic Compensation (disregarding any limit on Basic Compensation under IRC § 401(a)(17) in such Plan Year) except that such Employee authorized the Employer before the beginning of the Plan Year in which such Compensation was earned (or in the case of an Annual Bonus, as defined under IRC § 409A and the regulations thereunder, six months prior to the end of the performance period) to defer such amounts which would otherwise be deferred under the ESPP Plan to this Plan.

3.                                       Article III Supplemental Benefits Related to the ESPP Plan.

(a)                                  SERP Employee Contributions shall be amended to read as follows:

(a)                                  SERP Employee Contributions.

An Eligible Employee who elects to participate in this Plan for the Plan Year will contribute to this Plan amounts that exceed limitations on such

Employee’s contributions to the ESPP Plan imposed by IRC §§ 401(a)(17), 401(k)(3) and, 401(m)(2) (the “IRC Limitations”) provided that:

(i)                                     Prior to the beginning of each Plan Year, an Eligible Employee who elects to participate in this Plan for the Plan Year authorizes the Employer to contribute the amount by which such Employee’s salary and/or Commission deferral contribution under the ESPP Plan is limited by the IRC Limitations to this Plan as the Employee’s SERP Employee Contributions for the Plan Year.

(ii)                                  Prior to June 30 of each Plan Year, an Eligible Employee who elects to participate in this Plan for the Plan Year authorizes the Employer to contribute the amount by which such Employee’s Annual Bonus contribution under the ESPP Plan is limited by the IRC Limitations to this Plan as the Employee’s SERP Employee Contributions for the Plan Year.

Any election by an Eligible Employee of SERP Employee Contributions pursuant to this section (a) shall be in writing, shall be made prior to the beginning of the Plan Year in which the services are performed (or with respect to the Annual Bonus, the date the election is required under paragraph (ii), above), shall be irrevocable when received by the Employer, and shall be applicable to all Covered Compensation earned during such Plan Year.  Employees who become Eligible Employees after the beginning of the Plan Year must elect to participate in this Plan within thirty (30) days after becoming Eligible Employees provided such election only applies to salary and/or Commissions earned after the election is received by the Employer.  For purposes of the Annual Bonus, such election only applies to total bonus compensation for the performance period for such Bonus, multiplied by the ratio of the number of days remaining in the performance period after the election is made over the total number of days in the performance period.

Plan Year 2006.  For the Plan Year 2006, the following special rules shall apply:

For Eligible Employees electing to participate before the beginning of the Plan Year, their salary and/or commission deferral contribution to the ESPP Plan shall be deemed to be 6% times their Covered Compensation in the form of salary or commissions earned during that Plan Year, the IRC Limitation under IRC § 401(k)(3) shall be deemed to be 1% of Basic Compensation (as defined in the ESPP Plan) and the IRC Limitation under IRC § 401(m)(3) shall be deemed to be the Employer Matching Contributions due with respect to such 1% of Basic Compensation.

For purposes of this Article, “Annual Bonus” is an annual cash bonus that meets the requirements of performance-based compensation under IRC § 409A and the regulations thereunder, if any, which is earned during one calendar year and payable after the end of that year to an Eligible Employee under the Company’s annual bonus program(s).

For purposes of this Article, “Commissions” are amounts earned by Eligible Employees and credited to them as “commissions” by their Employer in connection with products or services they have sold.  Commissions includes any draw paid as an advance against Commissions.

(b)                                 Employer Matching Contributions.  The following sentence is added at the end thereof:

For purposes of determining the amount of Employer Matching Contributions, no more than $250,000 of an Eligible Employee’s Commissions earned during the Plan Year shall be counted.